Exhibit 99.1

Orexigen Therapeutics Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2015

SAN DIEGO, Feb. 26, 2016 /PRNewswire/ — Orexigen Therapeutics, Inc. (Nasdaq: OREX) today announced business and financial results for the fourth quarter and year ended December 31, 2015.

“Since the introduction of Contrave® to the United States market in October 2014, Takeda field representatives have engaged approximately 100,000 health care providers in nearly 1.1 million product discussions. 55,000 practitioners have written more than 765,000 prescriptions of Contrave. Levels of aided and unaided awareness are now high among HCPs,” said Michael Narachi, CEO of Orexigen. “With this strong early effort, Contrave has quickly been established as the most prescribed branded obesity medication since June 2015. Our focus for the U.S. Contrave business now shifts to new drivers of growth and profitability. Among these drivers, we are evaluating targeted and efficient digital strategies to raise awareness about the product among appropriate adult patients. We are also focused on improving profitability per prescription of Contrave.”

Narachi continued: “Outside the United States, we are making progress to enable the first launches in Europe and in South Korea in the second half of 2016 and to form partnerships for Contrave / Mysimba in other key ex-US territories. Achieving these goals should drive increasing revenue from product sales and partnerships over the next few years. By utilizing partners and distributors to commercialize Contrave / Mysimba in Europe and other major global territories and by tightly controlling our operating expenses, we believe that Orexigen could become profitable by late 2018 without the need for additional capital.”

Business and financial results for the three months ended December 31, 2015

According to IMS Health, 185,944 prescriptions of Contrave® (naltrexone HCl and bupropion HCl extended-release tablets) were filled in the fourth quarter of 2015.

For the three months ended December 31, 2015, Orexigen reported a net loss of $17.8 million, or $0.12 per share, as compared to a net profit of $0.6 million, or $0.00 per share, for the fourth quarter of 2014.

Orexigen reported fourth quarter revenue of $4.9 million, including $2.6 million in royalties earned on U.S. net sales of Contrave of $13 million reported by Orexigen’s partner for the United States, Takeda Pharmaceuticals.

Total operating expenses for the fourth quarter of 2015 were $17.8 million compared to $20.6 million for the fourth quarter of 2014.

Financial results for the year ended December 31, 2015

For the year ended December 31, 2015, Orexigen reported a net loss of $68.7 million, or $0.52 per share, as compared to a net loss of $37.5 million, or $0.32 per share, for 2014.

Orexigen reported full year 2015 revenue of $24.5 million, including $10.6 million in royalties earned on U.S. net sales of Contrave of $53 million reported by Takeda.

Total operating expenses for 2015 were $84.5 million compared to $86.1 million for 2014.

As of December 31, 2015, Orexigen had $155.4 million in cash and cash equivalents and an additional $58.6 million in marketable securities, for a total of $214.0 million.

Conference Call Today at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the fourth quarter and full year 2015 financial results and recent business highlights. The live call may be accessed by phone by calling (888) 771-4371 (domestic) or (847) 585-4405 (international), participant code 41883168. The webcast can be accessed live on the Investors section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Contrave and Mysimba

Contrave, approved by the United States Food and Drug Administration in September 2014, is indicated for use as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, type 2 diabetes mellitus or dyslipidemia). In Europe, the medicine was approved in March 2015 with the brand name Mysimba.

The exact neurochemical effects of Contrave leading to weight loss are not fully understood. Contrave has two components: naltrexone, an opioid antagonist, and bupropion, a relatively weak inhibitor of the neuronal reuptake of dopamine and norepinephrine. Nonclinical studies suggest that naltrexone and bupropion have effects on two separate areas of the brain involved in the regulation of food intake: the hypothalamus (appetite regulatory center) and the mesolimbic dopamine circuit (reward system).

Four 56-week multicenter, double-blind, placebo-controlled Phase 3 clinical trials were conducted to evaluate the effect of Contrave in conjunction with lifestyle modification in 4,536 subjects randomized to Contrave or placebo. In these studies, the most common adverse reactions (>5 percent) seen in patients taking Contrave included nausea, constipation, headache, vomiting, dizziness, insomnia, dry mouth, and diarrhea.

The clinical trial program also includes a double-blind, placebo-controlled cardiovascular outcomes trial known as the Light Study. The primary objective of this study was to evaluate the occurrence of major adverse cardiovascular events (MACE) in overweight and obese adults with cardiovascular risk factors receiving Contrave. A second study, designed to address post-approval requirements in both Europe and the United States, is planned in order to further evaluate cardiovascular outcomes.

Further information can be found at http://www.orexigen.com/.

Important Safety Information for CONTRAVE and MYSIMBA

(naltrexone HCl and bupropion HCl) 8 mg/90 mg extended-release tablets

WARNING: SUICIDAL THOUGHTS AND BEHAVIORS; AND NEUROPSYCHIATRIC REACTIONS

Suicidality and Antidepressant Drugs

Not approved for use in the treatment of major depressive disorder or other psychiatric disorders. Contains bupropion, the same active ingredient as some other antidepressant medications (including, but not limited to, WELLBUTRIN, WELLBUTRIN SR, WELLBUTRIN XL, and APLENZIN). Antidepressants increased the risk of suicidal thoughts and behavior in children, adolescents, and young adults in short-term trials. These trials did not show an increase in the risk of suicidal thoughts and behavior with antidepressant use in subjects over age 24; there was a reduction in risk with antidepressant use in subjects aged 65 and older. In patients of all ages, monitor closely for worsening, and for the emergence of suicidal thoughts and behaviors.

Advise families and caregivers of the need for close observation and communication with the prescriber. Not approved for use in pediatric patients.

Neuropsychiatric Reactions in Patients Taking Bupropion for Smoking Cessation

Serious neuropsychiatric reactions have occurred in patients taking bupropion for smoking cessation. The majority of these reactions occurred during bupropion treatment, but some occurred in the context of discontinuing treatment. In many cases, a causal relationship to bupropion treatment is not certain, because depressed mood may be a symptom of nicotine withdrawal. However, some of the cases occurred in patients taking bupropion who continued to smoke. Although not approved for smoking cessation, observe all patients for neuropsychiatric reactions. Instruct the patient to contact a healthcare provider if such reactions occur.

Contraindications

Contraindicated in: uncontrolled hypertension; seizure disorder or a history of seizures; use of other bupropion-containing products; bulimia or anorexia nervosa, which increase the risk for seizure; chronic opioid or opiate agonist (e.g., methadone) or partial agonists (e.g., buprenorphine) use, or acute opiate withdrawal; patients undergoing an abrupt discontinuation of alcohol, benzodiazepines, barbiturates, and antiepileptic drugs; use during/within 14 days following treatment with monoamine oxidase inhibitors (MAOIs)—there is an increased risk of hypertensive reactions when used concomitantly with MAOIs and use with reversible MAOIs such as linezolid or intravenous methylene blue is also contraindicated; known allergy to any component, anaphylactoid/anaphylactic reactions and Stevens-Johnson syndrome have been reported; pregnancy.

WARNINGS AND PRECAUTIONS

Suicidal Behavior and Ideation

All patients being treated with antidepressants for any indication should be monitored appropriately and observed closely for clinical worsening, suicidality, and unusual changes in behavior, especially during the initial few months of a course of drug therapy, or at times of dose changes, either increases or decreases. This warning applies because one component, bupropion, is a member of an antidepressant class.

Consideration should be given to changing the therapeutic regimen, including possibly discontinuing the medication, in patients whose depression is persistently worse, or who are experiencing emergent suicidality or symptoms that might be precursors to worsening depression or suicidality, especially if these symptoms are severe, abrupt in onset, or were not part of the patient’s presenting symptoms.

Families and caregivers of patients being treated with antidepressants for major depressive disorder or other indications, both psychiatric and nonpsychiatric, should be alerted about the need to monitor patients for the emergence of anxiety, agitation, irritability, unusual changes in behavior, and other symptoms, as well as the emergence of suicidality, and to report such symptoms immediately to healthcare providers. Such monitoring should include daily observation by families and caregivers. Prescriptions should be written for the smallest quantity of tablets consistent with good patient management, in order to reduce the risk of overdose.

Neuropsychiatric Symptoms and Suicide Risk in Smoking Cessation Treatment

Not approved for smoking cessation treatment, but serious neuropsychiatric symptoms have been reported in patients taking bupropion for smoking cessation. These have included changes in mood (including depression and mania), psychosis, hallucinations, paranoia, delusions, homicidal ideation, hostility, agitation, aggression, anxiety, and panic, as well as suicidal ideation, suicide attempt, and completed suicide. Observe patients for the occurrence of neuropsychiatric reactions. Instruct patients to contact a healthcare professional if such reactions occur.

Seizures

Can cause seizures. The risk of seizure is dose-related. Discontinue treatment and do not restart in patients who experience a seizure. Caution should be used when prescribing to patients with predisposing factors that may increase the risk of seizure, including: history of head trauma or prior seizure, severe stroke, arteriovenous malformation, central nervous system tumor or infection, or metabolic disorders (e.g., hypoglycemia, hyponatremia, severe hepatic impairment, and hypoxia); excessive use of alcohol or sedatives, addiction to cocaine or stimulants, or withdrawal from sedatives; patients with diabetes treated with insulin and/or oral diabetic medications (sulfonylureas and meglitinides) that may cause hypoglycemia; concomitant administration of medications that may lower the seizure threshold, including other bupropion products, antipsychotics, tricyclic antidepressants, theophylline, systemic steroids.

Clinical experience with bupropion suggests that the risk of seizure may be minimized by adhering to the recommended dosing recommendations, in particular: the total daily dose does not exceed 360 mg of the bupropion component (i.e., four tablets per day); the daily dose is administered in divided doses (twice daily); the dose is escalated gradually; no more than two tablets are taken at one time; coadministration with high-fat meals is avoided; if a dose is missed, a patient should wait until the next scheduled dose to resume the regular dosing schedule.

Patients Receiving Opioid Analgesics

Vulnerability to Opioid Overdose: Should not be administered to patients receiving chronic opioids, due to the naltrexone component, which is an opioid receptor antagonist. If chronic opiate therapy is required, treatment should be stopped. In patients requiring intermittent opiate treatment, therapy should be temporarily discontinued and lower doses of opioids may be needed. Patients should be alerted that they may be more sensitive to opioids, even at lower doses, after treatment is discontinued. An attempt by a patient to overcome any naltrexone opioid blockade by administering large amounts of exogenous opioids is especially dangerous and may lead to a fatal overdose or life-threatening opioid intoxication (e.g., respiratory arrest, circulatory collapse). Patients should be told of the serious consequences of trying to overcome the opioid blockade.

Precipitated Opioid Withdrawal: An opioid-free interval of a minimum of 7 to 10 days is recommended for patients previously dependent on short-acting opioids, and those patients transitioning from buprenorphine or methadone may need as long as two weeks. Patients should be made aware of the risks associated with precipitated withdrawal and encouraged to give an accurate account of last opioid use.

Increase in Blood Pressure (BP) and Heart Rate (HR)

Can cause an increase in systolic BP, diastolic BP, and/or resting HR. These events were observed in both patients with and without evidence of preexisting hypertension. In clinical practice with other bupropion-containing products, hypertension, in some cases severe and requiring acute treatment, has been reported. Blood pressure and pulse should be measured prior to starting therapy with CONTRAVE and should be monitored at regular intervals consistent with usual clinical practice, particularly among patients with cardiac or cerebrovascular disease and/or with controlled hypertension prior to treatment.

Allergic Reactions

Anaphylactoid/anaphylactic reactions and symptoms suggestive of delayed hypersensitivity have been reported with bupropion, as well as rare spontaneous reports of erythema multiforme, Stevens-Johnson syndrome, and anaphylactic shock. Instruct patients to discontinue and consult a healthcare provider if they develop an allergic or anaphylactoid/anaphylactic reaction (e.g., skin rash, pruritus, hives, chest pain, edema, or shortness of breath) during this treatment.

Hepatotoxicity

Cases of hepatitis, clinically significant liver dysfunction, and transient asymptomatic hepatic transaminase elevations have been observed with naltrexone exposure. Patients should be warned of the risk of hepatic injury and advised to seek medical attention if they experience symptoms of acute hepatitis. Discontinue in the event of symptoms/signs of acute hepatitis.

Activation of Mania

Bupropion is a drug used for the treatment of depression. Antidepressant treatment can precipitate a manic, mixed, or hypomanic episode. The risk appears to be increased in patients with bipolar disorder or who have risk factors for bipolar disorder. Prior to initiating therapy, screen patients for history of bipolar disorder and the presence of risk factors for bipolar disorder (e.g., family history of bipolar disorder, suicide, or depression). Not approved for use in treating bipolar depression.

Angle-Closure Glaucoma

The pupillary dilation that occurs following use of many antidepressant drugs, including bupropion, may trigger an angle-closure attack in a patient with anatomically narrow angles who does not have a patent iridectomy.

Hypoglycemia with Use of Antidiabetic Medications

Weight loss may increase the risk of hypoglycemia in patients with type 2 diabetes mellitus treated with insulin and/or insulin secretagogues (e.g., sulfonylureas). Measurement of blood glucose levels prior to starting therapy and during treatment is recommended in patients with type 2 diabetes. Decreases in medication doses for antidiabetic medications which are non-glucose-dependent should be considered to mitigate the risk of hypoglycemia.

Adverse Reactions

Most common adverse reactions (>5%) include: nausea (32.5%), constipation (19.2%), headache (17.6%), vomiting (10.7%), dizziness (9.9%), insomnia (9.2%), dry mouth (8.1%), and diarrhea (7.1%).

Drug Interactions

Increased risk of hypertensive reactions can occur when used concomitantly with MAOIs. Use caution and consider dose reduction of drugs metabolized by CYP2D6. Avoid concomitant use with CYP2B6 inducers. Reduce dose when taken with CYP2B6 inhibitors. Dose with caution when used with drugs that lower seizure threshold. Use caution and monitor for CNS toxicity when using concomitantly with dopaminergic drugs (levodopa and amantadine). Can cause false positive urine test results for amphetamines.

Indication and Usage for Contrave in the United States

CONTRAVE is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of:

30 kg/m2 or greater (obese) or

27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbidity (e.g., hypertension, type 2 diabetes mellitus, or dyslipidemia)

Limitations of Use

The effect of CONTRAVE on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of CONTRAVE in combination with other products intended for weight loss, including prescription drugs, over-the-counter drugs, and herbal preparations, have not been established.

Please see accompanying full Prescribing Information and Medication Guide for CONTRAVE.

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.

Indication and Usage of MYSIMBA in the European Union

MYSIMBA is indicated, as an adjunct to a reduced-calorie diet and increased physical activity, for the management of weight in adult patients (>18 years) with an initial Body Mass Index (BMI) of

•	> 30 kg/m2 (obese), or

•	> 27 kg/m2 to < 30 kg/m2 (overweight) in the presence of one or more weight-related co-morbidities (e.g., type 2 diabetes, dyslipidaemia, or controlled hypertension)

Treatment with MYSIMBA should be discontinued after 16 weeks if patients have not lost at least 5% of their initial body weight.

Please see Summary of Product Characteristics and more information about MYSIMBA for EU patients available at:

http://www.ema.europa.eu/ema/index.jsp?curl=pages/medicines/human/medicines/003687/human_med_001845.jsp&mid=WC0b01ac058001d124

Mysimba™ and Contrave ® are trademarks of Orexigen Therapeutics, Inc. registered with the U.S. Patent and Trademark Office.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. Orexigen developed Contrave® (naltrexone HCl and bupropion HCl extended release), which is approved in the United States and is being commercialized there by the company’s U.S. partner, Takeda Pharmaceuticals. In Europe the drug has been approved under the brand name MysimbaTM (naltrexone HCl/ bupropion HCl prolonged release). Orexigen’s strategy for Contrave/Mysimba is to pursue marketing authorizations worldwide and pharmaceutical partnerships for global commercialization. Further information about the Company can be found at http://www.orexigen.com/.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the potential success of marketing and commercialization of Contrave/Mysimba in the United States and elsewhere; the potential for and timing of regulatory approval and commercialization of Contrave in South Korea; the potential to enter into additional partnerships; the potential for the Company to be profitable by late 2018; and the Company’s future capital needs. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential that the marketing and commercialization of Contrave and Mysimba will not be successful; the ability to obtain partnerships and marketing authorizations globally; competition in the global obesity market, particularly from existing therapies; additional analysis of the interim results or the final data from the terminated Light Study, including safety-related data, and the additional CVOT may produce negative or inconclusive results, or may be inconsistent with the conclusion that the interim analysis was successful; our ability to retain ownership of Contrave and Mysimba and create value in certain markets outside of the United States; our dependence on Takeda to carry out the commercial launch of Contrave in the United States; our ability to obtain and maintain global intellectual property protection for

Contrave and Mysimba; the potential that the interim analysis of the Light Study may not be predictive of future results in the Light Study or other clinical trials; the potential for early termination of our collaboration agreement with Takeda; legal or regulatory proceedings against Orexigen, as well as potential reputational harm, as a result of misleading public claims about Orexigen; the therapeutic and commercial value of Contrave and Mysimba; our ability to successfully acquire, develop and market additional product candidates or approved products; our ability to maintain sufficient capital to fund our operations for the foreseeable future; estimates of the capacity of manufacturing and other facilities to support Contrave; the Company’s reliance on Takeda to vigorously enforce the CONTRAVE intellectual property rights; the potential for a Delaware court to determine that one or more of the patents are not valid or that Actavis’ proposed generic product is not infringing each of the patents at issue; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Annual Report on Form 10-K we filed with the Securities and Exchange Commission on or about February 26, 2016 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: Orexigen Therapeutics, Inc.

Orexigen Contact:

McDavid Stilwell VP, Corporate Communications and Business Development

(858) 875-8629

Media Contact:

Julie Normart, BrewLife

(415) 946-1087

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	December 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$155,422	$104,243
Accounts receivable	6,828	2,571
Investment securities, available-for-sale	58,589	101,294
Inventory	10,802	1,198
Deferred tax asset	—	547
Prepaid expenses and other current assets	2,254	1,473

Total current assets	233,895	211,326
Property and equipment, net	1,284	857
Other long-term assets	1,272	621
Restricted cash	138	177

Total assets	$236,589	$212,981

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,485	$4,243
Accrued clinical trial expenses	5,820	10,690
Accrued expenses	10,323	6,552
Deferred revenue, current portion	9,613	8,229

Total current liabilities	32,241	29,714
Long-term convertible debt	88,129	83,908
Deferred revenue, less current portion	82,691	76,114
Deferred tax liabilities	—	547
Other long-term liabilities	150	354
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at December 31, 2015 and 2014; no shares issued and outstanding at December 31, 2015 and 2014	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized at December 31, 2015 and 2014; 145,544,920 and 123,460,598 shares issued and outstanding at December 31, 2015 and 2014, respectively	146	123
Additional paid-in capital	653,704	574,247
Accumulated other comprehensive income (loss)	215	(26)
Accumulated deficit	(620,687)	(552,000)

Total stockholders’ equity	33,378	22,344

Total liabilities and stockholders’ equity	$236,589	$212,981

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Collaborative agreement	$2,340	$21,658	$13,865	$54,229
Royalties	2,592	1,292	10,594	1,292

Total revenues	4,932	22,950	24,459	55,521
Operating expenses:
Research and development	5,584	12,966	40,750	57,412
General and administrative	12,260	7,599	43,762	28,639

Total operating expenses	17,844	20,565	84,512	86,051

Income (loss) from operations	(12,912)	2,385	(60,053)	(30,530)
Other income (expense):
Interest income	32	20	227	88
Interest expense	(1,902)	(1,798)	(7,446)	(7,083)
Foreign currency gain (loss) net	(1,651)	—	(39)	—

Total other expense	(3,521)	(1,778)	(7,258)	(6,995)

Net income (loss) before income taxes	(16,433)	607	(67,311)	(37,525)

Income taxes	(1,376)	—	(1,376)	—

Net income (loss)	$(17,809)	$607	$(68,687)	$(37,525)

Net income (loss) per share - basic and diluted	$(0.12)	$0.00	$(0.52)	$(0.32)

Shares used to compute basic and diluted net income (loss) per share	145,476	122,994	131,129	118,240